FOR IMMEDIATE RELEASE:

GREEN EQUITY HOLDINGS, INC. SIGNS LETTER OF INTENT
TO ACQUIRE OIL AND GAS PROPERTY

Deerfield Beach, FL: April 5, 2011: Green Equity Holdings, Inc. (OTCQB: CXTO) announced today that it has signed a Letter of Intent (LOI) with a Houston-based private company to acquire a 250-acre oil and gas property located in Nueces County, Texas.

The property contains one producing well and proved undeveloped locations, which the Company anticipates to drill and complete in the next 60 days. Under the terms of the LOI, Green Equity Holdings will acquire the property for a price of $2,000,000, paid for in cash, promissory notes and/or Green Equity Holding's stock.

“Our LOI is aligned with our new strategy to focus on opportunities within the oil and gas industry,” said Raymond Dias, president of Green Equity Holdings, Inc. “We plan to acquire natural resource properties that contain already producing wells or those that can be brought into production in the near-term. We believe the timing is right to acquire oil and gas wells at a discount to the market, and then turn them into productive, cash-generating assets for the benefit of our shareholders.”

The purchase and sales agreement is expected to be signed by April 29, 2011, and is subject to approval of each companies’ Board of Directors.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Green Equity Holdings, Inc.

Raymond Dias, President

info@greenequityholdings.com

Tel: 954-573-1709